Exhibit 99.1
Yahoo! Appoints Blake Jorgensen as Chief Financial Officer
Thomas Weisel Co-Founder Brings Strong Track Record as Business-Builder and Broad Financial,
Operating and Strategic Expertise to Yahoo!’s Executive Team
SUNNYVALE, Calif. – May 15, 2007 — Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, today announced that the Board of Directors has appointed Blake Jorgensen, the co-founder of Thomas Weisel Partners, as chief financial officer. Jorgensen will commence employment with the Company on or about June 4, 2007. Jorgensen will replace Susan Decker, who has moved into a new role as head of the advertiser and publisher group. Jorgensen will be a key member of Yahoo!’s executive team, overseeing the company’s finance, investor relations and mergers and acquisitions (M&A) groups. He will report directly to Yahoo!’s Chairman and Chief Executive Officer, Terry Semel.
“Blake has a strong track record of building and running a successful investment banking franchise serving many clients in the Internet and technology industries. His broad financial, operating and strategic experience, which complements the deep financial expertise of our existing team, will make him a valuable addition to Yahoo!’s senior management,” said Semel. “Blake will help Yahoo! continue to execute against our growth plan and identify emerging opportunities, as well as maintain our tradition of financial excellence and fiscal discipline.”
Prior to his Yahoo! appointment, Jorgensen was with Thomas Weisel Partners, which he co-founded in 1998 and where he served as chief operating officer, co-director of investment banking and a member of the Executive Committee. In these roles, he was instrumental in managing all aspects of the publicly traded investment bank, working in close partnership with the CEO, members of the Executive Committee and the Board of Directors. Jorgensen also managed the firm’s relationships with key investors and managed several strategic alliances with international partners.
Prior to joining Thomas Weisel Partners, Jorgensen was a managing director and principal at the corporate finance department of Montgomery Securities. Earlier in his career, he also worked as an independent management consultant and held roles at MAC Group/Gemini Consulting and Marakon Associates.
Jorgensen holds a Bachelor of Arts from Stanford University with a major in Economics, and a Masters of Business Administration from Harvard Business School.
“I couldn’t be happier to be joining Yahoo! to help it achieve a new level of success as an Internet leader. And I’m excited about joining a finance team that, collectively, has such deep functional experience,” said Jorgensen. “I believe Yahoo! is well positioned to deliver value to shareholders — with unique audience, advertising and technology assets and a strong financial base — and the company is pursuing the right strategy to achieve its great potential. Yahoo! has made significant strides in recent months and I am looking forward to working closely with Terry and the rest of Yahoo!’s impressive management team to continue the company’s progress as it aggressively executes against its growth strategy.”
Decker assumed her new role as part of the company’s reorganization in December 2006. That reorganization was designed to align Yahoo!’s operations with the company’s key customer segments — audiences, advertisers and publishers — and more effectively leverage Yahoo!’s significant strengths to capture future opportunities for growth.
“Blake’s arrival will enable Sue to devote her full attention to her new responsibilities where she is building on the recent momentum we’ve achieved with Panama, major new partnerships and our agreement to acquire Right Media. With Blake’s appointment, we’re continuing to put the right people in the right places to execute against our strategy and adding outside talent to complement an already strong management team,” added Semel.
About Yahoo!
Yahoo! Inc. is a leading global internet brand and one of the most trafficked Internet destinations worldwide. Yahoo!’s mission is to connect people to their passions, their communities and world’s knowledge. Yahoo! is headquartered in Sunnyvale, California.
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Yahoo! and the Yahoo! logo are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
CONTACTS:
Media: Kelly Delaney, Yahoo! Inc., 408-349-2579, kellyd@yahoo-inc.com
Investors: Cathy La Rocca, Yahoo! Inc., 408-349-5188, cathy@yahoo-inc.com